Exhibit 2.1

FIRST AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

This First Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of December 14, 2023, by and among OpSec Holdings, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“Pubco”), Orca Holdings Limited, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (the “Company”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), Mill Reef Capital Fund SCS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”, and together with ITSF, the “Company Shareholders”), and Investcorp Europe Acquisition Corp I, a Cayman Islands exempted company incorporated with limited liability, with registered number 373300 and whose registered office is at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands (“SPAC”, together with Pubco, the Company and the Company Shareholders, collectively, the “Parties” and individually a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of April 25, 2023 (the “Business Combination Agreement”), by and among the Parties, Opal Merger Sub I, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco, Opal Merger Sub II, a Cayman Islands exempted company incorporated with limited liability and having its registered office at Paget-Brown Financial Services Limited, Century Yard, Cricket Square, P.O. Box 1111, George Town, Grand Cayman KY1-1102, Cayman Islands, and wholly-owned Subsidiary of Pubco, Orca Midco Limited, a private limited company incorporated under the Laws of England and Wales having its registered office at 40 Phoenix Road, Washington, Tyne & Wear, United Kingdom, NE38 0AD (“Orca Midco”), and Orca Bidco Limited, a private limited company incorporated under the Laws of England and Wales and a Subsidiary of the Company (“Orca”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement;

WHEREAS, pursuant to Section 14.7 of the Business Combination Agreement, the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below in accordance with Section 14.7 of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment and intending to be legally bound hereby, the Parties agree as follows:

1. Amendment to Section 1.4. Section 1.4 of the Business Combination Agreement is hereby replaced in its entirety with the following:

“1.4 Orca Options.

(a) Prior to the Share Contribution Closing, each holder of an Orca Option (other than the holders listed on Schedule VI) shall have a one-time, irrevocable election (the “Cash Out Election”) to elect a number of such holder’s Orca Options that are outstanding as of immediately prior to the Share Contribution Closing, whether then-vested or unvested in accordance with the priorities below (and to the extent not previously forfeited or canceled in accordance with their terms), not to exceed such holder’s Maximum Cash Out Options (the Orca Options so elected, the “Cash Out Portion”) to be, immediately prior to the Share Contribution Closing, canceled (with vested Orca Options canceled first, followed by unvested Orca Options, which unvested Orca Options shall be canceled in chronological order starting with the Orca Options nearest to vesting in accordance with the schedule on which such unvested Orca Options would otherwise vest in accordance with their terms) and converted into the right to receive, for each such holder, an amount in cash equal to the product of (x) the number of Orca Shares underlying such holder’s Cash Out Portion, multiplied by (y) the excess, if any, of (A) $1.82, less (B) the exercise price per Orca Share applicable to the number of Orca Shares underlying such holder’s Cash Out Portion as of immediately prior to such cancellation (the “Option Cashout Amount”), paid within 60 days following such cancellation. Orca shall, or shall cause, any withholding Taxes or other applicable deductions to be deducted and withheld from the Option Cashout Amount as required or authorized by applicable Law. Each Cash Out Election shall be in a written or electronic form provided by Orca to each applicable holder of Orca Options, and must be executed and delivered by each such holder wishing to elect the treatment described in this Section 1.4(a) to Orca no later than ten (10) Business Days preceding the Share Contribution Closing (or such earlier date selected by Orca). A Cash Out Election made by an applicable holder shall be required to be made in accordance with the following order and priority: (1) first, the holder must elect to apply the Cash Out Election to all of such holder’s Orca Options that are vested as of the date of such Cash Out Election (not to exceed such holder’s Maximum Cash Out Options or, if less, the amount elected pursuant to the Cash Out Election), and then (2) solely to the extent that such holder has elected to apply the Cash Out Election to all of such holder’s vested Orca Options (and such holder has not exceeded such holder’s Maximum Cash Out Options or, if less, the amount elected pursuant to the Cash Out Election), such holder may thereafter elect to apply the Cash Out Election with respect to such holder’s then-unvested Orca Options, in chronological order in accordance with the schedule on which such unvested Orca Options would otherwise vest in accordance with their terms from the earliest to vest until the latest to vest (until the total number of Orca Options subject to such holder’s Cash Out Election pursuant to the preceding clause (1) and this clause (2) equal such holder’s Maximum Cash Out Options or, if less, the amount elected pursuant to the Cash Out Election). Any Orca Options with respect to which a Cash Out Election has not been timely executed and delivered in accordance with this Section 1.4(a) (or for which a Cash Out Election is not available) shall be treated in accordance with Section 1.4(b), below. For purposes of this Section 1.4(a), each such holder’s “Maximum Cash Out Options” shall mean Orca Options with respect to a number of Orca Shares equal to ten percent (10%) of the aggregate number of Orca Shares subject to the Orca Options then-held by such holder.

(b) Subject to Section 1.4(d) below, with respect to any Orca Options that do not constitute a Cash Out Portion and which are outstanding as of immediately prior to the Share Contribution Closing (each, an “Applicable Orca Option”):

(i) in the case of any Applicable Orca Option which is not a U.S.-Held Option, Pubco shall grant, on or as soon as reasonably practicable following the Share Contribution Closing, upon the terms and subject to the conditions of this Agreement, in exchange for the cancellation and release of each Applicable Orca Option, options over Pubco Ordinary Shares of equivalent value and on equivalent terms and status as regards vesting, exercise, indemnities and other provisions relating to tax as the Orca Options (unless otherwise determined by the Company with SPAC’s consent (not to be unreasonably withheld)) (such option, the “Pubco Options”); and

(ii) in the case of any Applicable Orca Options that have been granted to, or are held by, a holder that is subject to taxation in the United States (each, a “U.S.-Held Option”), each such U.S.-Held Option shall, without any action on the part of the holder thereof, be cancelled and automatically converted into an option to purchase a number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the product of (x) the number of Orca Shares subject to such U.S.-Held Option as of immediately prior to the Share Contribution Closing, multiplied by (y) 0.182, at an exercise price per Pubco Ordinary Share equal to the quotient of (A) the exercise price per Orca Share applicable to such U.S.-Held Option as of immediately prior to the Share Contribution Closing, divided by (B) 0.182 (with such quotient rounded up to the nearest whole cent); provided, however, that such conversion shall be made in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder (or, in the case of an U.S.-Held Option subject to Section 422 of the Code, the requirements of Section 424(a) of the Code and the regulations promulgated thereunder); provided, further, that, except as expressly set forth above and any other terms rendered inoperative by reason of the Transactions or for any appropriate administrative or ministerial changes, each U.S.-Held Option shall be subject to the same terms and conditions (including, without limitation, vesting, forfeiture, and expiration provisions) that were applicable to such U.S.-Held Option as of immediately prior to the Share Contribution Closing.

(c) At the Share Contribution Closing, Pubco shall assume the Orca Option Scheme. Prior to the Share Contribution Closing, Orca, as applicable, will (A) adopt resolutions to effectuate the treatment of the Orca Options pursuant to this Section 1.4, and (B) take any other actions that are necessary to effectuate the treatment of the Orca Options pursuant to this Section 1.4. The Parties shall cooperate in good faith to effectuate the provisions of this Section 1.4.

(d) Orca Optionholders to whom shares in Orca or Orca Midco are issued as a result of the exercise of Orca Options in accordance with their terms prior to and conditional upon Share Contribution Closing (if any) (the “Exercised Orca Shares”) shall be required to exchange such shares for such number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the product of (x) the number of Exercised Orca Shares as of immediately prior to the Share Contribution Closing, multiplied by (y) 0.182.”

2. Amendment to Section 9.7. Section 9.7(b)(i) is hereby amended by replacing the words “prepared in accordance with IFRS by KPMG” with the words “audited by KPMG”.

3. Amendment to 9.19. Section 9.19(a) of the Business Combination Agreement is hereby replaced in its entirety with the following:

“(a)With effect from the Second Merger Closing, and subject to the Amended Pubco Charter, the Pubco Board (the “Post-Closing Pubco Board”) will consist of seven members that are reasonably acceptable to the Company and SPAC, with three designated by the Company, two designated by SPAC and the remaining members appointed jointly by the Company and SPAC (collectively, the “Post-Closing Directors”). Three of the Post-Closing Directors to be designated by the Company and SPAC shall be “independent directors” as defined under Rule 10A-3 of the Exchange Act.”

4. Amendment to Section 9.25. The last sentence of Section 9.25 of the Business Combination Agreement is hereby amended by replacing the words “Assumed U.S.-Held Options” with the words “U.S.-Held Options”.

5. Amendment to Section 15.2. Section 15.2 of the Business Combination Agreement is hereby amended by:

(a)	adding the defined terms listed below in alphabetical order:

“Cash Out Election	1.4(a)
Cash Out Portion	1.4(a)
Exercised Orca Shares	1.4(d)
Maximum Cash Out Options	1.4(a)”

(b)	deleting the following defined term:

“Option Cancellation Agreement	1.4(b)(ii)”

(c)	amending the section references in respect of the following defined terms as listed below:

“Option Cashout Amount	1.4(a)
Pubco Options	1.4(b)(i)
U.S.-Held Options	1.4(b)(i)”

(d)	replacing the term “Assumed U.S. Held Option” with the term “Applicable Orca Option”.

6. Amendment to Schedules to the Business Combination Agreement.

(a)	The current Schedule VI (Knowledge of Company Shareholders) to the Business Combination Agreement is hereby amended by replacing the words “Schedule VI” with the words “Schedule V”.

(b)	The Schedules to the Business Combination Agreement are hereby amended to add Schedule VI attached hereto.

7. Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except as set forth in this Amendment, all terms and provisions of the Business Combination Agreement shall remain in full force and effect.

8. References to the Business Combination Agreement. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Documents to “the Agreement” shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references (a) in the Business Combination Agreement or the Disclosure Schedules to “the date hereof” or “the date of this Agreement” or (b) in the Business Combination Agreement or the Ancillary Documents to “the date of the Business Combination Agreement” or “the date of the Agreement”, or words of like import, shall (except to the extent any such references are amended (or amended and restated) pursuant to the terms of this Amendment) refer to April 25, 2023, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on April 25, 2023 (without regard to this Amendment).

9. Entire Agreement. This Amendment, the Business Combination Agreement (including Schedules I, II, III, IV, V and VI and Exhibits A, B, C, D, E, F, G, H, I, J and K thereto) and the Ancillary Documents together set out the entire agreement among the Parties in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.

10. Miscellaneous. The provisions of Article XIV (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment on the date first written above.

SPAC:

INVESTCORP EUROPE ACQUISITION
CORP I

By:	/s/ Baroness Ruby McGregor-Smith
Name:	Baroness Ruby McGregor-Smith
Title:	Chief Executive Officer

[Signature Page to First Amendment to the Business Combination Agreement]

Pubco:

OPSEC HOLDINGS

By: The Director Ltd.

By:	/s/ Bonnie Willkom
Name:	Bonnie Willkom as authorised representative of The Director Ltd.
Title:	Director

[Signature Page to First Amendment to the Business Combination Agreement]

Company:

ORCA HOLDINGS LIMITED

By: The Director Ltd.

By:	/s/ Bonnie Willkom
Name:	Bonnie Willkom as authorised representative of The Director Ltd.
Title:	Director

[Signature Page to First Amendment to the Business Combination Agreement]

As Company Shareholder:

INVESTCORP TECHNOLOGY SECONDARY FUND 2018, L.P.

By: Investcorp Technology Secondary Fund 2018 GP Limited Partnership, its general partner

By: ITV Limited, its general partner

By:	/s/ Dean Clinton
Name:	Dean Clinton
Title:	Director

[Signature Page to First Amendment to the Business Combination Agreement]

As Company Shareholder:

MILL REEF CAPITAL FUND SCS

By: Mill Reef Capital GP Sàrl, its general partner

By:	/s/ Farid Ouahmed
Name:	Farid Ouahmed
Title:	Manager

By:	/s/ Thomas Zoratti
Name:	Thomas Zoratti
Title:	Manager

[Signature Page to First Amendment to the Business Combination Agreement]